Exhibit 99.1

Q4 news release FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2009

Calgary, February 2, 2010

Imperial Oil announces estimated fourth-quarter financial and operating results

	Fourth Quarter			Twelve Months
(millions of dollars, unless noted)	2009	2008	%	2009	2008	%

Net income (U.S. GAAP)	534	660	(19)	1,579	3,878	(59)
Net income per common share - assuming dilution (dollars)	0.62	0.76	(18)	1.84	4.36	(58)

Capital and exploration expenditures	834	433	93	2,438	1,363	79

Bruce March, chairman, president and chief executive officer of Imperial Oil, commented:

“Lower oil and natural gas prices and low demand for energy products continued to create challenging business conditions. Despite the ongoing economic downturn, Imperial continued to progress our company growth projects and delivered strong results.

Net income for the fourth quarter was $534 million, down 19 percent from the same period in 2008. While our Upstream earnings in the fourth quarter were up from the same period last year, Downstream earnings in the fourth quarter were significantly impacted by lower overall product demand and margins.

With our strong balance sheet, minimal debt, and long-term disciplined approach, we are well positioned to continue to invest through the business cycle. In the fourth quarter, capital and exploration expenditures increased to $834 million, up 93 percent from the same period last year. For the full year 2009, capital and exploration expenditures were $2,438 million, up 79 percent from 2008.

Our disciplined and long-term focused investment approach will continue to reward our shareholders. In 2009, Imperial distributed a total of $833 million to shareholders through dividends and share repurchases while we increased investments in major growth opportunities that will bring on new supplies of energy and growth for shareholders.”

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner and a leading marketer with a coast-to-coast supply network that includes about 1,850 retail service stations.

Fourth quarter highlights

•     Net income was $534 million, versus $660 million for the fourth quarter of 2008.

•     Net income per common share was $0.62, versus $0.76 for the fourth quarter of 2008.

•     Cash flow from operating activities was $927 million, compared with $912 million in the same period last year.

•     Capital and exploration expenditures were $834 million, up 93 percent from the fourth quarter of 2008.

•     Gross oil-equivalent barrels of production averaged 297,000 barrels a day, compared with 309,000 barrels a day in the same period last year. Lower production volumes in the fourth quarter were primarily due to well repairs in the northern part of the Cold Lake field. Drilling and steaming activities have since resumed in this area, and production is expected to return to normal levels.

•     Achieved record safety performance - Imperial achieved its best-ever safety results for both employees and contractors in 2009. This achievement was an outcome of the significant commitment of the entire organization, and reflects Imperial’s focus on operational excellence.

•     Advanced Kearl - infrastructure construction and plant site preparation activities continued at the Kearl oil sands mining project, with a workforce of about 2,500 employees and contractors at year end. The Kearl project has a total estimated recoverable resource of 4.6 billion barrels of bitumen before royalties – in which Imperial holds a 71-percent interest.

•     Strengthened position in the oil sands - utilizing its strong balance sheet, Imperial, in a 50-50 joint venture with ExxonMobil Canada, acquired oil sands mining leases from UTS Energy Corporation totaling a combined 16,600 net acres in Alberta’s Athabasca region. The new leases are adjacent to existing undeveloped oil sands acreage held by Imperial in the area.

•     Progressed exploration at Horn River - Imperial commenced its second winter season exploration program at Horn River in northeast British Columbia and is expected to drill up to 11 shale gas wells. Imperial, together with ExxonMobil Canada (50-50 interest), now holds 309,000 net acres in the area, industry’s largest land position in the basin.

•     Update on Mackenzie natural gas project - the Joint Review Panel released its report on the environmental, social and cultural impacts of the Mackenzie natural gas project, with the final regulatory decision expected in September 2010 from the National Energy Board.

•     Investing through the down cycle on major growth projects - completed a $2.4 billion capital and exploration program in 2009, focused on advancing major Upstream projects as well as investments in environmental initiatives. Planned capital and exploration expenditures in 2010 are $3.2 billion.

•     Contributed to Canadian communities - Imperial contributed $23 million to Canadian communities in 2009, including $2 million towards math and science education. Special contributions in the fourth quarter included a $1 million commitment to the University of Calgary’s School of Public Policy and an $8 million aircraft to the Southern Alberta Institute of Technology for use in its School of Transportation’s aircraft maintenance, avionics and structures programs.

Fourth quarter 2009 vs. fourth quarter 2008

Net income for the fourth quarter of 2009 was $534 million or $0.62 a share on a diluted basis, versus $660 million or $0.76 a share for the same period of 2008.

Upstream net income in the fourth quarter was $491 million, $155 million higher than the same period of 2008. Increased earnings were primarily due to higher crude oil commodity prices totaling about $600 million. Improved realizations were partially offset by the negative impacts of a stronger Canadian dollar of about $265 million, higher royalties due to higher commodity prices of about $135 million and lower Cold Lake bitumen production of about $50 million.

The average price of Brent crude oil in U.S. dollars, a common benchmark for world oil markets, strengthened in the fourth quarter, averaging $74.54 a barrel, up about 36 percent from the corresponding period last year. The company’s realizations on sales of Canadian conventional crude oil and synthetic crude oil from Syncrude production mirrored the same trend as world prices. However, the effect of a stronger Canadian dollar limited improvements in the company’s Canadian-dollar realizations for conventional crude oil and synthetic crude oil from Syncrude in the fourth quarter of 2009.

Prices for Canadian heavier crude oil also increased along with the lighter crude oil. The company’s average realizations for Cold Lake bitumen increased about 70 percent in the fourth quarter, compared to the corresponding period last year, reflecting the narrowing price spread between light crude oil and Cold Lake bitumen.

The company’s average realizations for natural gas averaged $4.23 a thousand cubic feet in the fourth quarter, down from $7.31 in the same quarter last year.

Gross production of Cold Lake bitumen averaged 134 thousand barrels a day during the fourth quarter, versus 146 thousand barrels in the same quarter last year. Lower production volumes in the fourth quarter were due to well repairs in the northern part of the field. Drilling and steaming activities have since resumed in this area, and production is expected to return to normal levels.

The company’s share of Syncrude’s gross production in the fourth quarter was 82 thousand barrels a day, versus 77 thousand barrels in the fourth quarter of 2008. Volumes in the fourth quarter were higher than the same period in 2008 due to lower maintenance activities.

In the fourth quarter, gross production of conventional crude oil averaged 24 thousand barrels a day, compared with 27 thousand barrels in the corresponding period in 2008. The natural reservoir decline in the Western Canadian Basin was the main reason for the reduced production.

Gross production of natural gas during the fourth quarter of 2009 was 298 million cubic feet a day, essentially the same as the corresponding period last year.

Net income from Downstream was $52 million in the fourth quarter of 2009, compared with $257 million in the same period a year ago. Earnings in the fourth quarter of 2009 were negatively impacted by lower overall margins of about $180 million. Also impacting fourth quarter 2009 earnings was the negative impact of a stronger Canadian dollar.

Net income from Chemical was $16 million in the fourth quarter, compared with $28 million in the same quarter last year. Earnings in the fourth quarter were negatively impacted by lower overall margins as a result of the slow economy.

Net income effects from Corporate and other were negative $25 million in the fourth quarter, compared with $39 million in the same period of 2008. The decrease in the fourth quarter was primarily due to changes in share-based compensation charges.

In the fourth quarter of 2009, cash flow of $927 million was generated from operations, and $807 million was used to fund growth projects such as Kearl. The company’s balance of cash was $513 million at December 31, 2009, an increase of $55 million from the end of the third quarter 2009.

Full year highlights

•     Net income was $1,579 million, down from $3,878 million in 2008.

•     Net income per common share decreased to $1.84 compared to $4.36 in 2008.

•     Cash flow from operations was $1,591 million, versus $4,263 million in 2008.

•     Capital and exploration expenditures were $2,438 million, up 79 percent.

•     Gross oil-equivalent barrels of production averaged 293 thousands of barrels per day, compared to 308 thousands of barrels per day in 2008.

•     Imperial distributed a total of $833 million cash to shareholders in 2009 through dividends and share repurchases, compared with $2,540 million in 2008.

•     Per-share dividends paid in 2009 totaled $0.40, up from $0.37 in 2008.

Full year 2009 vs. full year 2008

Net income for the full year of 2009 was $1,579 million or $1.84 a share on a diluted basis, versus $3,878 million or $4.36 a share for the full year 2008.

Upstream net income for the year was $1,324 million versus $2,923 million in 2008. Lower crude oil and natural gas commodity prices in 2009 reduced revenues, impacting earnings by about $2,400 million as a result of the global economic downturn. Earnings were also negatively impacted by lower Cold Lake bitumen production of about $100 million and lower conventional volumes from expected reservoir decline of about $60 million. These factors were partially offset by lower royalty costs due to lower commodity prices of about $600 million and the impact of a lower Canadian dollar of about $325 million.

The average price of Brent crude oil in U.S. dollars, a common benchmark for world oil markets, at $61.61 a barrel, declined about 36 percent from 2008. The company’s realizations on sales of Canadian conventional crude oil and synthetic crude oil from Syncrude production mirrored the same trend as world prices.

Prices for Canadian heavier crude oil also declined along with the lighter crude oil. The company’s average realizations for Cold Lake bitumen fell about 25 percent for the full year in 2009, compared to 2008, reflecting the narrowing price spread between light crude oil and Cold Lake bitumen.

In 2009, realizations for natural gas averaged $4.11 a thousand cubic feet, down from $8.69 in 2008.

For the full year, gross production of Cold Lake bitumen was 141 thousand barrels a day this year, compared with 147 thousand barrels in 2008. Lower production volumes in 2009 were due to the cyclic nature of production at Cold Lake and well repairs in the northern part of the field. Drilling and steaming activities have since resumed in this area, and production is expected to return to normal levels.

Full year 2009 vs. full year 2008 (continued)

During 2009, the company’s share of gross production from Syncrude averaged 70 thousand barrels a day, compared with 72 thousand barrels in 2008. Planned maintenance activities in the first half of 2009, which included design modifications to improve long-term operational performance, contributed to the reduced production for the full year in 2009.

Gross production of conventional crude oil averaged 25 thousand barrels a day in 2009, compared with 27 thousand barrels in 2008. The natural reservoir decline in the Western Canadian Basin was the main reason for the reduced production.

In the year, gross production of natural gas was 295 million cubic feet a day, down from 310 million cubic feet in 2008. The lower production volume was primarily a result of natural reservoir decline.

Net income from Downstream was $278 million in 2009, compared with $796 million in 2008. Earnings in 2008 included a gain of $187 million from the sale of Rainbow Pipe Line Co. Ltd. Also impacting earnings in 2009 were lower overall margins of about $270 million and lower sales volumes of about $70 million due to the slowdown in the economy. These factors were partially offset by the favourable impact of a weaker Canadian dollar of about $40 million.

Net income from Chemical was $46 million, compared with $100 million in 2008. Earnings in 2009 were negatively impacted by lower overall margins as a result of the slow economy.

For the full year, net income effects from Corporate and other were negative $69 million, versus $59 million in 2008. Unfavourable effects in 2009 were primarily due to changes in share-based compensation charges and lower interest income from lower yields on cash balances.

During 2009, share repurchases were reduced to about 12 million shares for $492 million, including shares purchased from ExxonMobil, when compared to about 44 million shares purchased in 2008 for $2,210 million. Imperial did not make any significant share repurchases since the second quarter of 2009, as cash flow from operations was used to fund growth projects such as Kearl. The company will continue to evaluate its share-purchase program in the context of its overall capital activities.

Key financial and operating data follow.

Forward-Looking Statements

Statements in this report relating to future plans, projections, events or conditions are forward-looking statements. Actual future results, including project plans, costs, timing and capacities; financing sources; the resolution of contingencies and uncertain tax positions; the effect of changes in prices and other market conditions; and environmental and capital expenditures could differ materially depending on a number of factors, such as the outcome of commercial negotiations; changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; and other factors discussed in Item 1A of the company’s 2008 Form 10K.

Attachment I

IMPERIAL OIL LIMITED

FOURTH QUARTER 2009

	Fourth Quarter		Twelve Months
millions of Canadian dollars, unless noted	2009	2008	2009	2008

Net income (U.S. GAAP)
Total revenues and other income	5,864	5,942	21,398	31,579
Total expenses	5,119	5,171	19,198	26,303
Income before income taxes	745	771	2,200	5,276
Income taxes	211	111	621	1,398
Net income	534	660	1,579	3,878

Net income per common share (dollars)	0.63	0.77	1.86	4.39
Net income per common share - assuming dilution (dollars)	0.62	0.76	1.84	4.36

Gain/(loss) on asset sales, after tax	12	5	38	209

Total assets at December 31			17,473	17,035

Total debt at December 31			140	143
Interest coverage ratio - earnings basis
(times covered)			276.0	480.6

Other long-term obligations at December 31			2,839	2,254

Shareholders’ equity at December 31			9,439	9,065
Capital employed at December 31			9,615	9,248
Return on average capital employed (a)
(percent)			16.8	44.7

Dividends on common stock
Total	85	85	340	334
Per common share (dollars)	0.10	0.10	0.40	0.38

Millions of common shares outstanding
At December 31			847.6	859.4
Average - assuming dilution	854.0	871.7	856.7	889.0

(a)	Return on capital employed is the net income excluding after-tax cost of financing, divided by the average of beginning and ending capital employed.

Attachment II

IMPERIAL OIL LIMITED

FOURTH QUARTER 2009

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2009	2008	2009	2008

Total cash and cash equivalents at period end	513	1,974	513	1,974

Net income	534	660	1,579	3,878
Adjustment for non-cash items:
Depreciation and depletion	197	178	781	728
(Gain)/loss on asset sales	(13)	(5)	(45)	(241)
Deferred income taxes and other	(12)	492	(61)	387
Changes in operating assets and liabilities	221 (a)	(413)	(663)	(489)
Cash from (used in) operating activities	927	912	1,591	4,263

Cash from (used in) investing activities	(785)	(380)	(2,216)	(961)
Proceeds from asset sales	22	12	67	272

Cash from (used in) financing activities	(87)	(491)	(836)	(2,536)

(a)	Fourth quarter 2009 cash flow from operating activities was positively impacted by the timing of scheduled income tax payments and lower inventory.

Attachment III

IMPERIAL OIL LIMITED

FOURTH QUARTER 2009

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2009	2008	2009	2008

Net income (U.S. GAAP)
Upstream	491	336	1,324	2,923
Downstream	52	257	278	796
Chemical	16	28	46	100
Corporate and other	(25)	39	(69)	59
Net income	534	660	1,579	3,878

Total revenues by segment
Upstream	2,025	1,721	6,919	11,240
Downstream	5,019	5,311	18,381	27,212
Chemical	336	331	1,236	1,833
Eliminations/Other	(1,516)	(1,421)	(5,138)	(8,706)
Revenues	5,864	5,942	21,398	31,579

Purchases of crude oil and products by segment
Upstream	624	515	2,024	3,995
Downstream	4,002	4,021	14,164	22,223
Chemical	248	228	898	1,401
Eliminations	(1,517)	(1,434)	(5,152)	(8,754)
Purchases of crude oil and products	3,357	3,330	11,934	18,865

Production and manufacturing expenses
Upstream	560	642	2,385	2,569
Downstream	323	355	1,372	1,452
Chemical	52	49	194	208
Eliminations	-	(1)	-	(1)
Production and manufacturing expenses	935	1,045	3,951	4,228

Capital and exploration expenditures
Upstream	745	355	2,167	1,110
Downstream	84	70	251	232
Chemical	3	6	15	13
Corporate and other	2	2	5	8
Capital and exploration expenditures	834	433	2,438	1,363

Exploration expenses charged to income included above	27	41	153	132

Attachment IV

IMPERIAL OIL LIMITED

FOURTH QUARTER 2009

Operating statistics	Fourth Quarter		Twelve Months
	2009	2008	2009	2008

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels a day)
Cold Lake	134	146	141	147
Syncrude	82	77	70	72
Conventional	24	27	25	27
Total crude oil production	240	250	236	246
NGLs available for sale	7	9	8	10
Total crude oil and NGL production	247	259	244	256

Gross natural gas production (millions of cubic feet a day)	298	297	295	310

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	297	309	293	308

Net crude oil and NGL production (thousands of barrels a day)
Cold Lake	107	129	120	124
Syncrude	73	68	65	62
Conventional	18	20	20	19
Total crude oil production	198	217	205	205
NGLs available for sale	6	7	6	8
Total crude oil and NGL production	204	224	211	213

Net natural gas production (millions of cubic feet a day)	264	239	274	249

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	248	264	257	255

Cold Lake blend sales (thousands of barrels a day)	174	190	184	191
NGL Sales (thousands of barrels a day)	12	13	10	11
Natural gas sales (millions of cubic feet a day)	277	291	272	288

Average realizations and prices (Canadian dollars)
Conventional crude oil realizations (a barrel)	69.92	56.75	60.32	95.76
NGL realizations (a barrel)	48.15	43.61	41.19	59.35
Natural gas realizations (a thousand cubic feet)	4.23	7.31	4.11	8.69
Syncrude realizations (a barrel)	78.64	69.21	69.69	106.61
Western Canada Select heavy oil (a barrel)	67.68	47.73	58.67	82.96

Refinery throughput (thousands of barrels a day)	412	441	413	446
Refinery capacity utilization (percent)	82	88	82	89

Petroleum product sales (thousands of barrels a day)
Gasolines	200	204	200	204
Heating, diesel and jet fuels	142	158	143	157
Heavy fuel oils	31	32	27	30
Lube oils and other products	42	54	39	47
Net petroleum products sales	415	448	409	438

Petrochemical Sales (thousands of tonnes a day)	2.9	2.2	2.8	2.8

(a)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment V

IMPERIAL OIL LIMITED

FOURTH QUARTER 2009

	Net income (U.S. GAAP)	Net income per common share
	(millions of Canadian dollars)	(dollars)

2005
First Quarter	393	0.38
Second Quarter	539	0.52
Third Quarter	652	0.64
Fourth Quarter	1,016	1.00
Year	2,600	2.54

2006
First Quarter	591	0.60
Second Quarter	837	0.85
Third Quarter	822	0.84
Fourth Quarter	794	0.83
Year	3,044	3.12

2007
First Quarter	774	0.82
Second Quarter	712	0.76
Third Quarter	816	0.88
Fourth Quarter	886	0.97
Year	3,188	3.43

2008
First Quarter	681	0.76
Second Quarter	1,148	1.29
Third Quarter	1,389	1.57
Fourth Quarter	660	0.77
Year	3,878	4.39

2009
First Quarter	289	0.34
Second Quarter	209	0.25
Third Quarter	547	0.64
Fourth Quarter	534	0.63
Year	1,579	1.86

IMPERIAL OIL LIMITED

FOURTH QUARTER 2009

Factors affecting net income (millions of Canadian dollars)

Upstream Earnings 4Q09 vs 4Q08

	4Q09	4Q08	4Q09 vs 4Q08
	491	336	155

Downstream Earnings 4Q09 vs 4Q08
	4Q09	4Q08	4Q09 vs 4Q08
	52	257	(205)

Chemical Earnings 4Q09 vs 4Q08
	4Q09	4Q08	4Q09 vs 4Q08
	16	28	(12)